Exhibit 23.2

Silberstein Ungar, PLLC CPAs and Business Advisors

30600 Telegraph Road, Suite 2175

Bingham Farms, MI 48025-4586

April 3, 2015

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Medical Imaging Corp.

(formerly known as Diagnostic Imaging International Corp.)

Las Vegas, Nevada

To Whom It May Concern:

Silberstein Ungar, PLLC hereby consents to the use in the Form 10-K, Annual Report under Section 13 or 15(d) of the Securities Exchange Act of 1934, filed by Medical Imaging Corp. (formerly known as Diagnostic Imaging International Corp.) of our report dated March 25, 2014, relating to the consolidated financial statements of Medical Imaging Corp. (formerly known as Diagnostic Imaging International Corp.) as of and for the year ending December 31, 2013.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC